Exhibit 99.2

Transcript of
Westmoreland Coal
Fourth Quarter 2014 Investor Conference Call
February 27, 2015

Participants
Keith Alessi - Chief Executive Officer
Kevin Paprzycki - Chief Financial Officer and Treasurer

Analysts & Investors
David Gagliano - BMO Capital Markets
Charles Fisher - LF Partners
Lucas Pipes - Brean Capital
Evan Richert - Sidoti & Company
Matt Farwell - Imperial Capital
Bill Stern - private investor
Nick Ravlin - Venor Capital Management
Sam Obitsky - Wells Fargo

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to Westmoreland Coal Company’s and Westmoreland Resource Partners, LP Investor Conference Call. At this time, all telephone participants are in a listen-only mode. (Operator instructions.) As a reminder, this conference is being recorded today and a replay will be made available as soon as practical on the Investor portion of the Westmoreland website through March 13, 2015.

Management’s remarks today may contain forward-looking statements based on the company’s projections, current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The company’s actual results may differ materially from any projections given and the results discussed in any such forward-looking statements. Any forward-looking statements we make or comments about future expectations are subject to business risks, which we’ve laid out for you in our press release today as well as in our previous SEC filings. Any forward-looking statements represent the company’s view only as of today and should not be relied upon as representing its views as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change, and therefore, you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.

Mr. Keith E. Alessi, Chief Executive Officer of Westmoreland Coal Company and Westmoreland Resource Partners, LP will be delivering today’s remarks. Thank you. Mr. Alessi, please begin.

Keith Alessi - Chief Executive Officer
Thank you, and welcome, everybody, to the year end call. Joining me today are Kevin Paprzycki our CFO, he is in Denver, and Jason Veenstra who is our CFO of our Canadian operations. He is joining us from Edmonton. With our ever expanding investor base, particularly with the addition of the MLP, Jason will probably be picking up a little bit more of the IR work. So, for those of you haven’t met him yet, he is out there, I am not sure he’ll have a lot to say this morning, but he is online with us.

The company had a chance to visit with a lot of investors earlier this week. We were at the BMO Metals and Mining Conference and those conversations are extremely helpful and insightful, and we will talk this morning about some of the topics that were most frequently raised there and we’ll refer back to the press release as well.

This is the first call in which we’ll really chat about the MLP. We acquired that at December 31st. We’ll be working that through the conversation as well. I am going to start with Westmoreland.

As the press release stated, it was an incredibly busy year. The three things I am most proud of though was the successful onboarding of the Canadian business. That occurred last April 28th, so we still haven’t come up on the first anniversary date. Our associates in Canada embraced the Westmoreland way of doing business and performance there has consistently exceeded our expectations. We’ve been just delighted with that acquisition and it’s everything that we had hoped it would be at the time we made the deal.

The second thing I am very proud of is the way in which we are entering the MLP space on very favorable terms and I’ll talk about that later in my presentation when we get to the MLP. And the third thing that I am certainly proud of as I know all of our managers are, is the fact for the second straight year we were leading gaining and performing coal stock in the states.

Let’s start with Westmoreland. The strategy at Westmoreland remains unchanged. It’s simple. We are focused on creating value through cash generation and we are going to do this and continue to do this through operating our low overhead model, staying highly focused on our customers, and executing our contractually based business model. We’ve historically used financial leverage to enhance our returns to shareholders and now that we are entering the MLP space, we see this as a way to help us to continually delever the business and also lower our cost of capital over time.

We intend to maximize the valuation of our cash flows using that MLP platform. We believe this is a sound strategy. We think its working. We don’t get particularly deterred by short-term market conditions. We are in it for the long term. We have consciously taken measured risks in our acquisition strategy.

We have attempted to capitalize on what we consider to be attractive valuations, certain assets in the marketplace, and in doing so, we’ve moved opportunistically and quickly and decisively. We haven’t been particularly concerned always with the short-term costs of the debt necessary to get that done. We’ve operated in the belief that over time we’ll reduce our capital costs as we continue to be successful. But we do what is necessary to get what we consider to be attractive deals done. I think we’ve demonstrated at this point, that we are not only pretty good in identifying attractive add-ons to our business, but that we can quickly find ways to make them more efficient and we implement very quickly. I don’t know many organizations that could have done the amount of activity we did in this past year and done so and executed successfully.

One of the things that we certainly seen this year is that as we’ve grown the business we’ve proven out something that everybody on this call probably accepts as being a fact and a benefit of a bigger footprint namely, that’s the diversification of risk. It’s hard to believe but if you just look back 36 months ago, we were only 5 mines serving 17 power plants.

Today, 36 months later, we are 19 mines and mining complexes serving 36 power plants. And many of you have been with us throughout that timeframe will remember that there were times when individual mine performance or a specific customer could have a material effect on performance. That isn’t nearly the case today by operating in different geographies, climates and now in Canada we are not exposed to single points of failure and single events like we might have been at one time. So, the diversification model is executing well for us and Kevin will have some more comments on that one when he goes through the math.

As far as results go, I am very pleased with the year. Especially in light of the level of activity that was going on, it was a very mild summer. Yet we did well. We faced the declining Canadian dollar. We overcame that and we hit our range. Kevin will give, again, more color on that.

Let me talk briefly about the MLP keeping in mind that we bought this at the very end of the year, so the results that we are reporting out today, those represent the results of prior management and it really represented a different kind of operating philosophy than the one that we are operating at. Their results fell within their range of guidance and again, Kevin will give more color. But it’s important to note that as a freestanding company, Oxford had its own overhead and ran its business in a certain fashion. And certainly I’m not critical in any way shape or form of the way they ran the business. But it’s really important to understand how we are viewing the business, because our philosophy with respect to the legacy Oxford business is much different than what was in place.

As you know, and we’ve talked for many, many years now, more certainly over the last several years that the MLP space is extremely interesting and attractive to Westmoreland, because we felt our business model was really suited for that format. Oxford represented a very unique opportunitiy as we were able to renegotiate the economics of the general partner, and limited partner economics, at much more favorably than had we been able to do so on our own, had we gone out and formed our own MLP.

So, we basically bought a platform as much as a business. The way you should view this sitting here in February of 2015, the rocket is on the launch pad but it really hasn’t launched. So, although Oxford had a good base business, we are going to run it differently. We are going to be totally focused on the legacy business, on the distributable cash flows, not volume, not necessarily EBITDA. And so, when you see our guidance, and when we talk about our guidance, we’ve really dialed back the base volume at Oxford to the most profitable tons in order to maximize the cash flow that those tons can generate.

We are going to generate more cash on less base volume and we can do that because we’ve reduced the corporate overhead, we closed the Columbus office, we’ve consolidated back a lot of administrative functions back to Denver. We are going to be more judicious in the use of capital, not that they were spending a lot on capital but, we are going to be able to utilize assets that are under-utilized at Westmoreland. We can send and get efficiencies out of the Oxford operations.

So, ultimately, the legacy business at Oxford will be run in a different manner and it ultimately will be heavily diluted by the dropdowns as we start executing our drop down strategy. So the base Oxford business really is going to get slumped by dropdowns over the long term. So the guidance you’ve seen today and the numbers you see today have the two companies as separate entities, but that will be changing as we will discuss here in a moment. We purchased this platform for value creation and that’s how we are viewing it.

You probably saw that we purchased Buckingham Coal at the same time we closed the Oxford transaction. Let me give you a little color on that. Buckingham is located right next to the Oxford operations and it was originally intended that that acquisition would be made directly into Oxford. However, Buckingham was a privately held enterprise and we were concerned that it wasn’t going to be possible to get audited financials in SEC format, in time to get 10-Ks filed, because it was so material to the base Oxford business it would have required that. We elected to take it into Westmoreland in the short term. It wasn’t material to us and it didn’t affect our ability to issue financial statements.

But these two businesses, Buckingham and Oxford are very synergistic. We can shift tons back and forth between the two of them. So over time, we’ll certainly get that contract dropped into the MLP, but in the short term in order to get all the timing at yearend it was necessary to get the deals closed. We chose to go at it in this format. We really like the mine but we basically bought that business for the five-year contract that was underlying its base business. We’ve already made dramatic cost reductions there as we’ve downsized that operation and introduced efficiencies. We’ve signed up a new account; we are working closely with Oxford. The whole plan there is to maximize margin and maximize cash flows.

People have been asking us lot of questions about our dropdown strategy. Let me give you how I see it sitting here today. We intend to do our first dropdown late in quarter two of this year or perhaps first day of quarter three. There is probably some good accounting reasons to do July 1st versus June 30th. We are studying that. We would expect the dropdown approximately $30 million in EBITDA that would be our current thinking. The MLP has debt capacity in place to do a dropdown of that size paying 50% in cash and 50% in units.

We just constituted a new Board at the MLP so they are going to certainly have to get up to speed, go through their diligence process and we are going to have to do the same with the lenders down there. We hope to get that done in that timeframe. The longer term plan for the MLP is to grow distributions that probably somewhere around the 10% annual rate and that will of course be driven by markets; it will be driven by our acquisition strategy. It’ll be driven by circumstances, but what we’ll be doing as we examine our strategy is looking to reduce costs to capital and that will be both at the parent and the MLP. As we gain scale that’s certainly an opportunity down at the MLP. We’d also look to attract capital at the MLP again, depending upon market conditions and scale. But that has to get sized up a little before we can pump enough liquidity in there to get an efficient capital structure in place. But we knew that at the time we bought it and we intend to execute down that path.

I’d like to touch on guidance and growth strategy briefly before I turn things over to Kevin. The guidance that we’ve given today is based-well, we gave it a couple of weeks ago, but gave you a little more detail on the press release today. It’s based on two businesses that are configured today. If we execute the dropdown strategy at the time of every dropdown we would reissue guidance, so people could follow what buckets things are in. We’ve gone to lengths to try to be as transparent as possible and not double count EBITDA. You’ll see a bridge in the Westmoreland press release that gives you some detail.

The distributions that Westmoreland receives is anticipating to receive from the MLP is not included in the Westmoreland EBITDA. So, you’ll see the dropdown that we did at the time of the deal of $5 million is a negative going out. We’d anticipate close to $4 million of that coming back to us, but it will come back to us in free cash flow not through the EBITDA calculation because that EBITDA has already been accounted for down at the MLP. We don’t want to double count.

It’s not a big number now. It’s about $4 million. As we begin our dropdown strategy more aggressively and it becomes more material, we’ll go out of our way to highlight how that cash is flowing through to the parent. But it will certainly show up in the free cash flow number although not in EBITDA.

Similarly, we are going to disclose the embedded value of the LP units that we hold. You’ll see in the press release that we have little over 4.5 million units at today’s market price. That represents about $48 million in value of that. Again, if we build more units through dropdowns we’ll point that out to people. We see that as a pool of liquidity over the long term and as a number that we want people to understand as the embedded value.

If we look at our guidance, the base business continues to do well. The guidance reflects the exchange rate as it sits today in power market conditions. We are going to be generating cash this year. Due to the flow of working capital and maintenance outages, most of the cash build is going to occur over the back half of the year but we will be amortizing off debt through the form of capital leases throughout the year and Kevin again can comment on that.

Finally, I would point out that we continue to look at accretive transactions. It’s certainly difficult to handicap the probability these things happen or don’t. They occur when they occur. What I can say is, that we are probably looking, well, not probably, we are looking today at more opportunities than at any time since I’ve been here. And I believe that to be a function of both the market and the fact that our profile has been raised.

People are calling us. That’s new for us. We’ve typically had to pursue transactions. There is no doubt that the MLP is going to provide us some flexibility on this front on both the capital and valuation and I remain optimistic that we will be able to stick to our disciplined approach on acquisitions and identify some value creating opportunities.

With that, I am going to turn it over to Kevin to walk through some of the math and then we’ll open it up for questions.

Kevin Paprzycki - Chief Financial Officer and Treasurer
Okay, good morning, everyone. Westmoreland’s 2014 adjusted EBITDA came in at $175.4 million and that represents the midpoint of our original guidance range for the year, which was $166 million to $184 million. That $175 million is a little over a 50% increase over 2013’s EBITDA and is a new company record.

On a pro forma basis assuming a 12 month ownership of the Canadian operations we would have posted 2014 EBITDA of $223 million.

Our fourth quarter EBITDA came in at $64.9 million and that’s over two times 2013’s $28.5 million.

We had a strong Q4 even though it was impacted by a fire at our Beulah customer’s plant and some issues in the rail deliveries that we saw earlier in Q4.

As noted in the press release, the majority of our 2014 book loss was driven primarily by non-cash charges and those represented charges for the refinancing, our Canadian and MLP acquisitions, as well as mark-to-market charges that we took on our power contract and our acquisition hedge.

Between our cash and revolving line of credit, we finished 2014 with just over $30 million of total liquidity. Our operations generated solid cash flow during Q4 and we used that cash that they generated, plus our cash on hand for our senior note refinancing, our MLP acquisition, and the Buckingham transaction. We did upsize our term debt in January to refresh our liquidity, mostly for cap ex timing and also because Q1 typically has slightly higher working capital needs.

Shifting briefly to the MLP’s financial results, just keep note in 2014 reflected a different operating loss at the MLP. I am not going to really give a lot of color on their results, other than to say that the MLP’s 5.6 million tons sold and their $36.3 million EBITDA both fell right in the middle of the guidance that Oxford had issued for Q3.

While we were at the BMO Conference as Keith mentioned, we received a lot of questions about our guidance and to answer those questions, we included the table in the press release which bridges our 2014 pro forma EBITDA to 2015’s guidance for our base business. Overall, our core operations are expected to perform well in 2015. We see continued strong cash generation. There may be some slight ups and downs between operations, but we expect strong performance across the platform.

So to give some color on a few of those factors in the bridge that impacted our guidance, the largest factor was the weakening of the Canadian dollar. If you set aside the export operation up in Canada, we have a base Canadian EBITDA business that should operate in the $130 million Canadian range year in and year out. So for that business every $0.01 drop in the value of the Canadian dollar will reduce our US consolidated EBITDA by about $1 million US. So the guidance we put out was based on the recent $0.15 drop in the value of the Canadian dollar, and overall that represented about a $14 million to $15 million impact on our 2015 EBITDA guidance.

In 2015, virtually all the Canadian dollars that will be generated up in Canada will be reinvested in capital or will be used to pay down our Canadian dollar capital leases. So, we really won’t see much Canadian dollar generation in 2015. Related to that, we’ve also been getting a lot of questions asking about hedging and with Canadian dollar cash generation being minimal, we don’t see a need to be hedging in 2015, but we will look at our need for future years.

The second large driver that impacted our guidance was the current price levels for our power ops. In 2014, we fully executed on our power price hedge and locked down ROVA’s economics through 2018. Also last year, really in the first quarter, our power operations benefited a lot from extremely cold weather and a very large number of high price power days.

With January and early February this year being generally warmer and power prices being generally lower, we do not see the same upside in 2015 as we did in 2014 and we estimate that’s probably about a $4 million year-on-year impact. Again, just to keep this in perspective overall, while we’ll have a negative cash flow probably in the $5 million to $7 million range from our power operations that’s still significantly better than the $25 million to $30 million loss we were facing before we restructured those contracts.

FX and power prices were really the two big drivers in the bridge table in the press release but also factoring in was an $8 million or $9 million EBITDA addition for the Buckingham acquisition in our first year of operating it, the $5 million reduction for the drop in the Kemmerer reserves and related royalties down to the MLP and again that EBITDA will be recognized at the MLP entity going forward. And lastly, there’s about $7 million of improvement. We projected based on normal historical weather patterns and a normal level customer outages, but there is also a good bit of operational improvement in there that our folks are driving.

In our guidance we also provided an export pricing assumption and as a lot of you know, there’s a very strong inverse correlation between the Canadian dollar and the Newcastle price. We expect that with the change in those two rates along with good cost control by our team up there will only result in a minor difference in our export business’ 2014 and 2015 performance.

One other question that we’ve gotten a lot this week is within our guidance is there any benefit from the Indian coal tax credit and the answer to that is no. We’ll be in a position to move quickly if the credit is renewed and monetizing that as we have in the past could represent $6 million to $8 million of potential upside for us.

Again just to officially recap the numbers, our guidance was as follows. For the consolidated entity including the MLP, we guided a 56 million to 60 million tons sold, adjusted EBITDA in the $235 million to $270 million range and cap ex in the $74 million to $92 million range. For the MLP we’ve additionally provided items to get down to a distributable cash flow and based on an annual pro forma distribution of $0.80 a unit, that guidance puts us at about 1.2 to 1.3 coverage ratio.

With that I’ll hand it back to Keith.

Keith Alessi - Chief Executive Officer
I think at this point, I’d just ask the operator to open up for questions.

Operator
(Operator instructions.) Our first question comes from the line of David Gagliano with BMO Capital Markets. Please proceed with your question.

<Q>: Thanks for taking my questions. My first question, I was wondering if we could drill down a little bit into the acquisition commentary, obviously, nothing too specific. But could you give us a sense as to what you are thinking about in terms of the size of the acquisition opportunities, and also the type of acquisition opportunities whether surface versus underground? When I say size, I am thinking-well, whatever you can give us on size?

Keith Alessi - Chief Executive Officer
We don’t have a template we are looking for in terms of size. As you know acquisitions are opportunistic. There is a couple single mine opportunities out there right now who have issued RFPs that we’ve responded to and that we are into the second round on, order of magnitude, those are high eight figure EBITDA numbers, not nine figure EBITDA numbers, or mid-eight figure EBITDA numbers. As we’ve stated in the past, they’re not bound by being above ground, we would like to buy suites of assets where they are available, but it’s kind of a moving target right now in this marketplace. Certain people, we believe are going to be seeking liquidity and we maybe there to pick off non-core assets. Some of these assets are embedded in larger organizations. It’s all situational; we don’t rule anything in or out on the basis of size. We kind of rule them in or out on the basis of whether we think we can create value on them.

<Q>: That’s very helpful, thank you. Then, my follow-up question. Obviously the US thermal coal market, a little bit dicey at this point in the year, I know it’s early, but do you have exposure to situations such as customer deferrals and things like that and how would that actually flow through if you do have the exposure?

Keith Alessi - Chief Executive Officer
You are referring to deferral of tons?

<Q>: Volume, correct, right.

Keith Alessi - Chief Executive Officer
Well, it will depend on the contract; most of our contracts in the states are cost plus contracts. So they’re covering all on our costs whether they take the tons or not. So there really is no deferral mechanism; they have to cover all costs. What we miss out on if there is an unexpected outage or weather is not cooperating as you don’t get the margin that you’d get on the tons, but you capture your costs which include depreciation and amortization and probably get a return on capital under most contracts. Our contracts across the board are requirements contracts, so the only way they can defer is if they just don’t burn the coal. So, our business model has never been built on building up from a volume number as much as from a cost perspective.

Operator
Our next question comes from the line of Charles Fisher with LF Partners. Please proceed with your question.

<Q>: Good morning, Keith and Kevin. Thank you for all your hard work in 2014. The shareholders appreciate all your efforts. Is the $30 million dropdown, Keith, the entire goal for the year or is that the first dropdown possibly of two?

Keith Alessi - Chief Executive Officer
Well, at this point, I think it would only be the one, but that could change based on acquisition opportunities. It’s entirely possible we could find an acquisition that would be better suited to go right into the MLP. Or if we found an acquisition that we wanted to put in as the parent it might trigger us making a second drop into the MLP. So, I’d want to remain flexible. But if nothing new showed up on the horizon here I would just expect the one and then I would probably look for the second to occur early in 2016.

<Q>: Terrific. Any update on the refinancing of the MLP debt?

Keith Alessi - Chief Executive Officer
Well, we are just not at the size yet to go out there and get the instrument we want. I think we have to do that first drop, perhaps sell some units down there to get some liquidity into the unit, so they trade more efficiently and then we’ll revisit the topic. It’s going to get done; it’s just when, but I don’t see it happening before the first dropdown.

<Q>: Terrific. Based on my calculations, the WMLP should generate at least $4.50 in cash flow per share give or take, with the new debt in place the company has more flexibility with how to allocate this free cash flow. Given that the stock is trading at just over six times cash flow, when do you think it would be appropriate to either buy back some shares or initiate a small but growing dividend?

Keith Alessi - Chief Executive Officer
I think it’s less likely we would do a dividend because with the MLP structure you already have a device in place to pass cash back to shareholders. Well, albeit, unit holders. I think that’s a better place to distribute the cash and than at the parent. I’d been approached on share buyback a number of times; I am not philosophically opposed to it. I’d rather first see what opportunities sit in front of us. My instincts would be to continue to deleverage, to grow the business, to tell the story. I don’t know at six times I want to buyback, certainly if I felt any downward pressure, I’d get more motivated.

<Q>: Okay, the team, you and Kevin and everybody else in the company has done a fantastic job creating value over the last few years and the stock has actually had a great run. But as we sit here, how do you think about getting that cash flow multiple or the stock hire or is it primarily the dropdown strategy do you think that will achieve that?

Keith Alessi - Chief Executive Officer
Yes, as you know, I know, you’ve been on calls here for probably as long as I’ve been here. I’ve never managed the business to a stock price. It’s always been my belief you maximize cash, you invest in the business, you use leverage prudently, you create value that way and ultimately, you’ll get credit for it. We’re sitting here at six times; it wasn’t that long ago we were trading at three and four times. We’ve increased daily float in the stock from 15,000 shares a day to over 150,000. So I think we’re doing a pretty good job at telling the story.

I’m going to stay the course; I’m not going to react to short-term swings in the marketplace. I believe we’ve always been in this for the long term and you correctly identified the dynamic of the MLP likely being a way that we’ll get some of that. But as I sit here today and the rocket hasn’t even taken off, I don’t think a whole lot of folks have really figured out how that’s all going to work once we get into the high splits with the general partner and I’d rather wait and see how that all plays out. I fully recognize the audience on this call has reporting obligations themselves, and they have constituencies that are asking questions. I have a supreme faith in the model and that we’ll get paid at the end of the day. I am not all that disappointed at six times, but I’m not going to go out and try to hype a one multiple for the sake of doing that. I think running our business is the right course to create the value and we’re going to continue down that path.

Operator
Our next question comes from the line of Lucas Pipes with Brean Capital. Please proceed with your question.

<Q>: Good morning, everyone, and thanks a lot for taking my questions. My first question would be on the free cash flow. The previous speaker mentioned on his estimates $4.50 are not very far off, that $4.50 per share-I am not very far off from that. I just wondered if you could maybe share with us your view of free cash flow generation, the way things currently stand. Of course that is going to change over the course of the year but I’d be curious, if you could share an update on how you look at that.

Kevin Paprzycki - Chief Financial Officer and Treasurer
Well, I think your numbers are both in the same ballpark we see it in. We’ll be amortizing off about $50 million in capital leases this year. The remainder will go towards deleveraging and again, based on how the MLP strategy plays out, what bucket that shows up in will be determined yet, but I don’t disagree with the numbers I am hearing.

<Q>: That’s good to hear. Then you mentioned ROVA in your prepared remarks and how that is a difficult asset. How do you look at this right now, how does it fit in? Would there be opportunities to maybe divest this asset at this time?

Keith Alessi - Chief Executive Officer
I don’t know if the timing is right, but you are right, we don’t view it as core. This was an asset that was going off the cliff prior to the restructuring of the contract here at the end of last year. Now that asset would have had a negative cash flow close to $20 million had we continued on the course we are at. So, we’ve done mitigation efforts through the structure we’ve got in place today. Unfortunately, the hedge creates accounting swings that are not cash swings because over the time of the hedge, the whole thing will get liquidated against the contract. We certainly will keep our eyes and ears open and if there is a chance to monetize it, we will. But that’s pretty much been the case now for five or six years. We have the remainder of 2015, 2016, 2017 and 2018. So I guess every month check the box that we’re one month closer to monetization in worst case scenario.

<Q>: That’s helpful. And then, my last question, quickly just on the Indian production tax credit. I thought I had seen something that would go through Congress and I wondered if you could give us an update if it has passed that stage if you would still expect back payments for 2014. When we would see a 2015 potentially also a benefit from?

Keith Alessi - Chief Executive Officer
Yes, 2014 renewed it at the very last minute, just for the year, we weren’t able because it was late in December we weren’t able to monetize it. We still got the benefit and we got the credits, but of course we can’t use them until such time we create tax against which we can offset it.

It’s back on the table again. We are hoping that will be made permanent if and when it were to and your guess is as good as mine as to what happens in Washington DC, but if it were to get done, during the year, we would make every effort to monetize it and I think Kevin said that number would likely be between $6 million and $8 million. That’s what we look for. Having the credits themselves isn’t the worst thing in the world, but we’d rather monetize them because it’s probably a long time before we get to utilize the credits.

Operator
Our next question comes from the line of Evan Richert with Sidoti & Company. Please proceed with your question.

<Q>: Good morning, guys. I was just wondering if you could talk a little bit about what stage in the game we are in for identifying and stripping out costs from your Canadian mines as well as Oxford, what we should expect on that.

Keith Alessi - Chief Executive Officer
The Canadian operations we got bulk of those costs out last year. We will see the upside this year as in continuing equipment utilization specifically to drag lines. We are going to see some purchasing efficiencies rolling out but we’ve got a pretty good number out there already. As far as Oxford goes, we hit the ground running on January 2nd and have closed the Columbus office, which represented fairly substantial administrative overhead. As I referenced in my remarks, we are going after the higher margin tons, incremental tons up there will come on at pretty good numbers.

I think the big savings there is going to come through the deployment of some of the capital we have at Westmoreland. We have the opportunity to move some trucks. Haul trucks they’re not using down in Texas up there and probably get reduced cycle times and remove a number of pieces of old equipment out of their fleet thereby reducing maintenance expense. But of course it’s off of such a smaller base that it doesn’t move the needle on the total. Buckingham we hit the ground running, also on January 2nd. We’ve taken costs down dramatically there but we also dialed the tonnage back from levels they were going at in earlier times.

So, we are well down the path on the cost side. I think the real upside this year comes from how the summer plays out, how the hydro season plays out. I think we are probably conservative in our projections which is kind of the way we like to be but there is no telling, the hydro basins are pretty dry right now. Last year, we thought the same and then they got some late spring snows that brought them right back up. That kind of thing can move the needle a lot more than our cost control efforts.

<Q>: Then as a follow-up, I am not sure if I missed this in the prepared remarks or not but do you have any ballpark or clarity you can give on what your cap ex expectations are this year?

Keith Alessi - Chief Executive Officer
Yes. Kevin?

Kevin Paprzycki - Chief Financial Officer and Treasurer
Yes, Evan, for Westmoreland the base business, we said $66 million to $82 million and for the MLP, it was $8 million to $10 million. So in total, I think the consolidated range was $74 million to $92 million.

Operator
Our next question comes from the line of Matt Farwell with Imperial Capital. Please proceed with your question.

<Q>: Good morning, congratulations on some great results. Wondering if you could provide some more information on Coal Valley-what the EBITDA breakout was in 2014 or how is the contract positioned in 2015?

Keith Alessi - Chief Executive Officer
Kevin?

Kevin Paprzycki - Chief Financial Officer and Treasurer
Let me pull up real quick here, Matt. It did low single-digits in 2014.

Keith Alessi - Chief Executive Officer
That was largely a function of the front half of the year where export prices were.

Kevin Paprzycki - Chief Financial Officer and Treasurer
Right. If you take the back half of the year, to Keith’s point, if you take the back half of the year, to what we see in 2015, it’s almost a wash. From Q2 to Q4 of 2014 to this year it’s a breakeven plus or minus a couple million.

<Q>: And is it fully contracted in 2015?

Keith Alessi - Chief Executive Officer
We have actually dialed it back to about 2 billion tons which we consider to be pretty much the sweet spot for keeping costs under control. Newcastle pricing has fallen throughout the year, but it moves in correlation with the Canadian dollar. So we really haven’t seen a degradation in the total bottom line, because we are producing in Canadian dollars and getting paid in US dollars. I’d expect it at that $2 million level to be low single-digits plus or minus.

<Q>: So that, Newcastle has actually rebounded a bit in the first-

Keith Alessi - Chief Executive Officer
Yes, that’s kind of a paper rebound. We are certainly not seeing quotes at some of the numbers that I am seeing published. That looks like more people handling contracts are coming off and on with paper. We haven’t seen any appreciable move in terms of the actual cash price people are offering for the tons.

<Q>: Another question is, just pursuant to the credit agreement, what is your capability to repurchase stock?

Keith Alessi - Chief Executive Officer
Kevin?

Kevin Paprzycki - Chief Financial Officer and Treasurer
I think we have that ability in limited baskets, but I would want to check on that, but I am pretty sure we have a small basket that would allow us to do that. But again, as Keith said, that’s not quite something right away that we would look to do.

Keith Alessi - Chief Executive Officer
I just think we got much better uses of our cash over the intermediate term than buying back our stock. I’d hate to buyback our stock and then have to turn around and create liquidity for an opportunity. We’ll keep an eye on it, but that’s not the highest priority as I sit here today.

<Q>: And when we think about natural gas, obviously there is some volatility and you have a very strong contract position across all the mines but on the fringes there may be some impact and then with the new acquisitions, with Oxford and Buckingham, there may be slightly more exposure over time. Could you just talk about your exposure, especially with regard to Buckingham and Oxford? I know there are some contracts there that you’ve signed with AEP. But can you help us understand how to think about the gas exposure?

Keith Alessi - Chief Executive Officer
I don’t really see gas as a significant exposure issue in those operations. We are really running those base businesses on the core AEP business. So, we sell under that plant under contracts in both organizations. We have geographic advantage. We are selling on contracted prices that give us a reasonable margin. So, I see it rather as incremental tons are driven by that, but the core that we are guiding to really isn’t impacted all by that.

<Q>: The contracts up in Canada most of them are take or pay. In a situation where volumes do contract, is there a marginal impact on EBITDA?

Keith Alessi - Chief Executive Officer
I am sorry, I didn’t understand the question.

<Q>: Well, the contracts up in Canada are take or pay, so in a situation where gas were to fall-

Keith Alessi - Chief Executive Officer
No, Canada is a totally different situation. Canada is a regulated market. Alberta-those power plants, those coal-fired power plants are working under purchased power agreements, their power is spoken for and that’s why they’re base load. They are not impacted by gas. And in Saskatchewan you are dealing basically with the Crown Corporation. So, even with the low gas prices, these plants aren’t being impacted and their costs are below natural gas anyway.

<Q>: And just on the other major commodity, diesel obviously has come down as well. Do you have any favorable benefit there?

Keith Alessi - Chief Executive Officer
A little bit but most of ours gets passed through because it’s either cost plus or indices. When we talk about indices, everybody just thinks oh, when the index-when gas goes up you get more money, yes, you do but it covers gas. Well when gas goes down you give it back as well. So, some of it would stick to us in a couple of operations at Coal Valley, at WRI and there is some lag in some of those indices. At Oxford, we’d certainly benefit from lower diesel because those are largely fixed kind of contracts, but it’s not material in 2015. It helps, it’s in Kevin’s other improvement number; it’s buried in that number somewhere. We didn’t break it all out.

<Q>: Now, you talked about lowering the cost of capital in both the C-Corp and the MLP, when you run the model, you try to deleverage either entity, it’s sort of a zero sum. Are you more focused on lowering the cost of capital at the MLP and turning that into an acquisition vehicle or are you sort of at this point, waiting to see how the market plays out?

Keith Alessi - Chief Executive Officer
Well we certainly have to see how the market plays out. I don’t see it as a zero sum game, simply because the assumption has always been that we would raise liquidity down at the MLP level at the appropriate time, because that’s an investment obviously geared towards a specific type of investor, or might be a different investor than Westmoreland. So, to the extent you raise units down at the MLP that’s deleveraging the entire entity.

The MLP fits into the acquisition strategy as follows. If we were to buy a mine that were optimized, let’s say it was a mine that had a contract, cost plus, $2, just to pick a number. Well, there is no improvement we’ll ever get on margin there; we’ll only get $2. That’s something you’d probably put right into the MLP. But if it were something like the Kemmerer mine where we made dramatic improvements in the operation you’d acquire it in a parent, and you’d drop it down.

So the deleveraging doesn’t occur just as a function of the dropdown, the deleveraging occurs as a function of the free cash flows we’re generating off the base business, delever us over time as well as the fact we’ve been pretty shrewd buyers of assets and if you can buy assets looking in the rearview mirror after efficiencies at two and three times EBITDA, you are paying them often two or three years and now you are playing with house money which allows you to deleverage the rest. So, I see the deleveraging story not solely based on dropdown. I see it based on buying right and deleveraging and/or just sit and pat with the hand we’ve gotten. You would think theoretically as you drop your leverage down, you then drop your cost of capital down, either way.

Operator
Our next question comes from the line of Bill Stern, private investor. Please proceed with your question.

<Q>: Good morning. Could you comment please on the $40-odd million derivative loss which sounded big to me but I don’t know what it includes? And kind of following up from that, are we ever going to have a quarter or six months when we don’t have all this noise?

Keith Alessi - Chief Executive Officer
Well, the answer to the second question is, we don’t control that and I think when Kevin gives you description of where the derivative came from which is largely ROVA driven, that’s just a book-keeping thing, because it gets liquidated out over the life of those ROVA contracts, but Kevin will give more color.

Kevin Paprzycki - Chief Financial Officer and Treasurer
Yes, we locked in on ROVA’s ability to purchase power. So we have a power purchase contract that goes over the long term that’s at a specific price. As prices come down, because GAAP treats this as a financial instrument, we have to mark it to market. So basically, we are kind of getting caught up in the mark-to-market expense that financial institutions have to follow because it’s considered a financial derivative. So, as power prices fall, we are going to take charges and when they go back up, you should see a benefit.

Keith Alessi - Chief Executive Officer
But over the life of the contract it has no effect because we’re liquidating the hedge against the backed-up contract. So when you get to the last day it all zeros out, but the ride is lumpy from an accounting standpoint.

<Q>: Understand. So it was all ROVA; it wasn’t gas or-

Keith Alessi - Chief Executive Officer
No, there was a small amount of it that was the hedge we had to put in place at the time we did the Canadian purchase. But that’s non-recurring, that was just this year, because if you recall, we announced the deal, December the 24th of 2013. It didn’t close until end of April. So we hedged the purchase price, so we can get the financing in place.

<Q>: And last question, the old historical heritage costs, just looking at the numbers briefly, they look like they are pretty steady at this point or is there any major cliff that it’s about to fall over and get cut in half or so?

Keith Alessi - Chief Executive Officer
I wish. It was another one of those no good deed goes unpunished. Our experience has been better than what the actuaries had assumed and they were just about to give us another reduction in terms of the liability and then they decided people are living longer. So they got us on the actuarial side and it was a wash.

The thing that’s going to drop that liability will be if and when interest rates go up, but we continue down a path of mortality that matches up the mortality tables. We are spending about $13 million a year in cash there. We see about 60 people drop out every year out of 1,400 or so. I don’t see any dramatic change there unless something were to get legislated which I am not looking for. It’s possible, Bill, that when this Cadillac tax if it goes into effect on healthcare might give us an opportunity to go back and try to negotiate some things. But I am not going to base the strategy on that happening.

Operator
Our next question comes from the line of Nick Ravlin with Venor Capital Management. Please proceed with your question.

<Q>: Thanks for taking my question this morning. I was hoping you could help me think through something here based on something you said. So as an investor that participated in the secondary offering-the meaningfully higher level on stock price and given management’s views, the stock has, I think like you said a rocket that’s going to take-off. I’m trying to understand why it wouldn’t make sense to use capital to repurchase the shares and why that wouldn’t be a good use of capital if that’s the case?

Keith Alessi - Chief Executive Officer
Well, first of all, I think there is some rules around buying back stock within a certain window after you’ve issued them. Secondly, I’d have to dive back into the loan documents and see if in fact, that’s an option. The market at the time we did the secondary, it was before the oil dropped and everything with a BTU attached to it fell in sympathy.

So nothing has fundamentally changed in our business. Believe me, I’d rather it be higher than lower because it’s a currency as well if we want to potentially do acquisition work. I just have a hard time sitting here in February recommending that to my Board. We got a lot on the table and opportunities to invest in our business that I think ultimately could provide a higher return than buying back our own stock.

Operator
Our next question comes from the line of Sam Dubinsky with Wells Fargo. Please proceed with your question.

<Q>: Thanks for taking my questions. Just some housekeeping on some of the MLP math. Will you be receiving IDRs right away from the MLP? I believe you have the option to forego IDRs initially to drive accretion.

Keith Alessi - Chief Executive Officer
Kevin?

Kevin Paprzycki - Chief Financial Officer and Treasurer
We are required to forego the IDRs for six quarters which would take you in the mid 2016 timeframe unless we do a sizable drop. I think the $30 million size drop that Keith described would probably accelerate us, such that we get IDRs immediately after, or we will get at least a much higher percentage of them right off the bat. It might not go to the high splits. But when you do that sizable first drop you would accelerate that IDR process.

<Q>: And then, what is the maintenance cap ex of the first $30 million dropdown?

Kevin Paprzycki - Chief Financial Officer and Treasurer
If you probably assume that, -put it this way, it depends on the tons of the operation and it would follow our Westmoreland $1.50 a ton guidance that we typically run over the long term. So, whichever path that we were to drop, the associated tonnage times $1.50. So, I would guess it could be somewhere in the $5 million to $10-$12 million range.

<Q>: Just for tax leakage-how should we think about tax because when you sell assets is there going to be-I know you can minimize that by taking shares in lieu of cash. But what’s the cost base, or how do we think about the tax leakage for the parent?

Kevin Paprzycki - Chief Financial Officer and Treasurer
We are in a very good tax situation; we talked about the Indian coal tax credits we picked up last year. That probably takes our total Indian coal tax credits we have up to $30 million. In addition to those tax credits, we have. Some $250 million to $300 million of regular tax NOLs. So, I think, even as we execute this drop strategy going forward, we’re probably still looking at no cash income taxes for Westmoreland in the five to seven year range. Sooner if we were to outperform.

<Q>: Then, I know, a part of these effects is driven by how high the MLP is because that helps drive accretion. How do we think on dropdown multiples and at what stock price do you think it makes sense to accelerate dropdown or maybe kind of wait it out?

Keith Alessi - Chief Executive Officer
I think there is a whole universe of comparables on what an appropriate dropdown multiple would be. Obviously it’s a negotiation between us and the independent committee down at the MLP, but, I think the multiple we most recently dropped down at and others in the market is probably a good proxy for that. I’d hate to put my MLP Board on the spot on this call. And then we’re going to see what happens-how the market reacts to the first and second drop will have a lot to do with how we go forward. I think we are wading into this pool.

<Q>: Then just my last question is, what’s the target distribution coverage and debt leverage at the MLP long term?

Keith Alessi - Chief Executive Officer
Longer term, I think we’d probably err on the side of being conservative, we are at 4 to 1 right now. That’s not the number we want to be at we’d probably want to drop that at least a full multiple if not two.

<Q>: And distribution coverage, like what do you think your target rate will be long term, once you dropdown assets?

Keith Alessi - Chief Executive Officer
We haven’t settled on that yet, but I would suspect it would be certainly at the high end of the range we are guiding at already. Of course, we are working with small numbers right now, so, a small change changes that. It would all factor into-what would factor into it would be the leverage and a whole lot of other factors, but we are not intending to keep it super tight. We’d leave ourselves some room with some cushion.

Operator
(Operator instructions.)

Keith Alessi - Chief Executive Officer
Well it sounds like we’ve probably covered most of the water frontier. I appreciate everybody calling in and we’ll be chatting at the end of the first quarter.

Operator
Thank you. This concludes today's call. If you would like to access this call for digital replay, you may dial 877-660-6853 and enter conference ID number 13601100. Thank you